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Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202

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Mark Vincent
212-845-4239

FOR IMMEDIATE RELEASE

Barrier Therapeutics Announces Positive Phase III Data on Zimycan™

Company Expects to File For U.S. Regulatory Approval Later This Year

Company to Host Conference Call Today at 5:00 PM New York Time

Princeton, NJ, August 10, 2004 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a biopharmaceutical company developing pharmaceutical products in the field of dermatology, today announced that in a Phase III clinical study of Candida-associated diaper dermatitis in infants, Zimycan™ achieved statistical significance versus vehicle for all primary and secondary endpoints. Results of the study showed that more than twice the percentage of patients treated with Zimycan reached the primary endpoint as compared with patients treated with the vehicle (p=0.005). This study will form the basis of the filing of an amendment to Barrier’s pending NDA. The Company plans to file this amendment before the end of 2004.

“These Phase III clinical results provide Barrier Therapeutics with a clear path to filing an amendment to our New Drug Application for Zimycan in the U.S.,” said Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics. “Currently there is no treatment specifically developed and approved for Candida-associated diaper dermatitis in the U.S. This means that infants are often treated with drugs that have been developed for adult uses. The formulations of these products are not necessarily suitable for use on infant skin, and the potency of the active ingredient is not adjusted for infant use,” he added. “Barrier Therapeutics is proud to be the first Company to have developed a drug specifically aimed at treating this common skin problem in this vulnerable patient group.”

The double-blind, vehicle-controlled study, which was conducted at 20 sites in the United States and Latin America, included 236 children under the age of 3 years who were diagnosed with diaper dermatitis that was complicated by the presence of the yeast, Candida. The children were treated for 7 days with either the vehicle, consisting of zinc oxide plus petrolatum, or with Zimycan, Barrier’s product consisting of 0.25% miconazole nitrate, an anti-fungal agent, in the zinc oxide petrolatum base. The vehicle used in this study is

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Barrier Therapeutics Announces Positive Phase III Data with Zimycan generally recognized as the standard of care for uncomplicated diaper dermatitis. The primary endpoint was “overall cure” at day 14, one week after the end of treatment. “Overall cure” was defined as eradication of the fungus and complete clearing of all signs and symptoms of the disease.

At the end of treatment (day 7), the average reduction in the signs and symptoms score was 72% with Zimycan versus 25% with the vehicle ointment. Both Zimycan and the vehicle were well tolerated. There were no serious adverse events in either group nor were there adverse events related to treatment in either group. The non-serious adverse events were evenly distributed between the groups and were considered typical in this patient population.

About Zimycan

Zimycan is a topical ointment consisting of 0.25% miconazole nitrate, an antifungal agent, in a zinc oxide and petrolatum base. Barrier is developing Zimycan for the treatment of infants with Candida-associated diaper dermatitis, an inflammatory disease in which an infant’s diaper rash is complicated with an infection caused by the fungus called Candida. Diaper dermatitis, commonly known as diaper rash, is one of the most common skin conditions in infants and is observed in approximately one million pediatric outpatient visits each year in the United States. The Company believes that more than 40% of all diaper dermatitis treated by a physician involves Candida. In the United States, there currently is no prescription drug approved to treat Candida-associated diaper dermatitis. If and when approved by the FDA, the Company plans to initially market the product in the U.S. to pediatric dermatologists and pediatricians using a contract sales organization under the supervision of a Barrier sales management team. The product has received marketing approval from the Belgian Health Authorities and is the subject of a Mutual Recognition Procedure for approval in the major markets of Europe.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative pharmaceutical products to treat diseases of the skin. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates, which are in or entering Phase III clinical trials, are under development for the treatment of seborrheic dermatitis, Candida-associated diaper dermatitis, fungal infections, including vaginal candidiasis and onychomycosis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis, fungal infections, allergies and dermatitis. The Company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium.
Website: www.barriertherapeutics.com

Conference Call Information

Barrier’s senior management will host a conference call on Tuesday, August 10, 2004 beginning at 5:00 p.m. New York time to discuss these results and to provide a company update. Live audio of the conference call will be available to investors, members of the news

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Barrier Therapeutics Announces Positive Phase III Data with Zimycan media and the general public by dialing 1-877-825-5811 (in the United States) or 1-973-582-2767 (internationally). A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 5028798. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the interpretation of clinical results, the timing for making regulatory filings, the prospects for regulatory approval and the manner in which Barrier will commercialize the product, if approved. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in Form 10-Q for the quarterly period ended March 31, 2004, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Barrier undertakes no obligation to update publicly any forward-looking statement.

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